U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  MAY 30, 1996


                                  NETSTAR, INC.
             (Exact name of registrant as specified in its charter)


         MINNESOTA                       0-26492                 41-1714009
(State or other jurisdiction           (Commission            (I.R.S.  Employer
      of incorporation)                File Number)          Identification No.)

                        10250 VALLEY VIEW ROAD, SUITE 113
                          EDEN PRAIRIE, MINNESOTA 55344
          (Address of principal executive offices, including Zip Code)


Registrant's telephone number, including area code:  (612) 943-8990


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



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ITEM 5.  OTHER EVENTS.

         On May 30, 1996, NetStar, Inc. ("NetStar"), Ascend Communications, Inc. ("Ascend"), and Nebula Acquisition Corporation (a wholly-owned subsidiary of Ascend) ("Nebula") entered into an Agreement and Plan of Merger (the "Agreement"). Under the Agreement, each share of common stock of NetStar, other than shares beneficially owned by Ascend, Nebula or any other wholly-owned subsidiary of Ascend, will be converted into .35398 of a share of common stock of Ascend. Outstanding options and warrants to acquire NetStar common stock will be converted into Ascend options and warrants, respectively, and an outstanding option or warrant to acquire one share of NetStar common stock will become an option or warrant to acquire .35398 of a share of Ascend common stock. The Agreement has been approved by the respective Boards of Directors of NetStar and Ascend, and it is subject to the approval of NetStar's shareholders, the receipt of various governmental approvals and other customary closing conditions. The acquisition pursuant to the Agreement will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization.

         This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements due to many factors including, without limitation, unanticipated delays in obtaining regulatory approvals or the approval of the NetStar shareholders.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (A)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

                  Not applicable.


         (B)      PRO FORMA FINANCIAL INFORMATION.

                  Not applicable.


         (C)      EXHIBITS.

                  Exhibit 99.1 Joint Press Release of NetStar and Ascend dated May 31, 1996.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           NetStar, Inc.


Date: June 4, 1996.                  By /s/ Wayne A. Zuehlke
                                        Wayne A. Zuehlke
                                        Vice President, Treasurer and Controller